Exhibit 10.6

CAMERON INTERNATIONAL CORPORATION
AMENDED AND RESTATED
AS OF OCTOBER 16, 2014
2011 MANAGEMENT INCENTIVE COMPENSATION PLAN

I.	Purpose

The purpose of this Cameron International Corporation Management Incentive Compensation Plan (the “Plan”) is to motivate and reward Key Management Employees whose efforts impact the performance of Cameron International Corporation (the “Company”) and its subsidiaries through the achievement of pre-established financial and individual objectives.

Performance under the Plan is measured on the fiscal (calendar) year and payments under the Plan, when earned, are made annually.

II.	Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the defined meaning is intended, the term is capitalized:

(a)           “Board” or “Board of Directors” means the Board of Directors of the Company.

(b)           “Chief Executive Officer” means the Chief Executive Officer of the Company.

(c)           “Cause” shall mean the Participant has (1) engaged in gross negligence or willful misconduct in the performance of his or her duties and responsibilities respecting his or her position with the Company; (2) willfully refused, without proper legal reason, to perform the duties and responsibilities respecting his or her position with the Company; (3) breached any material policy or code of conduct established by the Company and affecting the award recipient; (4) engaged in conduct that Participant knows or should know is materially injurious to the Company; (5) been convicted of a felony or a misdemeanor involving moral turpitude; or (6) engaged in an act of dishonesty or impropriety which materially impairs the Participant’s effectiveness in his position with the Company.

(d)           “Committee” means the Committee of the Board charged by the Board with responsibility for supervising and administering the compensation plans of the Company. The membership of the Committee shall in all cases be comprised solely of two or more outside directors (within the meaning of Section 162(m)).

(e)           “Company” means Cameron International Corporation, a Delaware corporation, and any successor thereto.

(f)            “Covered Employee” means for any Plan Year, any employee of the Company or of a subsidiary who the Committee designates as a “covered employee” for a particular Plan Year.

(g)          “Key Management Employee” means an employee of the Company, or any of its subsidiaries (other than a Covered Employee), who, in the opinion of the Chief Executive Officer, is in a position to significantly contribute to the growth and profitability of the Company.

(h)          “Participant” means any Key Management Employee who is approved for participation by the Chief Executive Officer and any Covered Employee approved by the Committee to participate in the Plan.

(i)            “Plan Year” means the Company’s fiscal year commencing January 1 and ending December 31.

(j)            “Section 162(m)” means section 162(m) (or any successor provision) of the Internal Revenue Code of 1986, as amended, and applicable interpretive authority thereunder.
III. Eligibility

All Key Management Employees and Covered Employees, other than an employee who is eligible to participate in any other cash incentive plan of the Company, are eligible to participate in the Plan at the designation of the Chief Executive Officer (in the case of Key Management Employees) and the Committee (in the case of Covered Employees).

IV.	Award Criteria

Performance objectives at the corporate level will be recommended by the Chief Executive Officer to the Committee. The Committee is responsible for establishing and approving the Company performance objectives that are used to determine awards paid for Company objectives under this Plan. Performance objectives for operating units below the corporate level will be submitted by the appropriate manager to the Chief Executive Officer for his consideration and recommendation to the Committee. All performance objectives for a Plan Year applicable to Covered Employees will be established and approved prior to the ninetieth day following January 1 of such Plan Year.

The basic measures of financial performance under this Plan for Covered Employees will be:

•	revenue and income measures (which include revenue, gross margin, income from operations, net income, net sales and earnings per share);

•	expense measures (which include costs of goods sold, sales, general and administrative expenses and overhead costs);

•	operating measures (which include volume, margin, breakage and shrinkage, productivity and market share);

•	cash flow measures (which include net cash flow from operating activities and working capital);

•	liquidity measures (which include earnings before or after the effect of one or more of certain items such as interest, taxes, depreciation and amortization, cash flow and free cash flow);

•	leverage measures (which include equity ratio and net debt);

•	market measures (including those relating to market price, stock price, total shareholder return, return on equity (“ROE”) and market capitalization measures);

•	return measures (which include economic value added, return on equity, return on assets, cash flow return on assets, cash flow return on capital, cash flow, return on capital and return on invested capital);

•	corporate value measures (which include compliance, safety, environmental and personnel matters); and

•	other measures such as those relating to acquisitions, dispositions or customer satisfaction.

The Committee, in its discretion, can approve additional or different measures of performance for Participants other than Covered Employees.

In addition, up to 25% of an individual’s award may, at the recommendation of the individual’s immediate manager, be based on individual objectives (without regard to such basic measures.) Any individual objectives applicable to Covered Employees must be objective within the meaning of Section 162(m).

V.	Target Awards

A target award expressed as a percentage of base pay will be established each Plan Year for each of the Participants in the Plan. For Covered Employees, target awards are a percentage of such employee’s base pay expected (as of the date performance objectives are set for the Plan Year) to be received for the Plan Year. For Key Management Employees, target awards are a percentage of such employee’s base pay actually paid for the applicable Plan Year. The percentage will generally be dependent on position and will be established by the Committee for the Covered Employees and by the Chief Executive Officer for Key Management Employees.

VI.	Award Categories

A Participant may have Company objectives, division objectives, business unit objectives and/or individual objectives, each of which is recommended by the Participant’s immediate manager and weighted in determining the target award for each Plan Year.

VII.	Performance Measurement

Performance measurement will be determined each Plan Year in three categories.

(1)           Minimum: This is the lowest level of performance at which an award will be generated. The award paid for performance at the minimum level is a percentage of the target award as established by the Committee. There will be no payment for performance below the minimum level except as otherwise provided for herein.

(2)           Target Performance. This is the desired level of performance based on the current year’s financial plan.

(3)           Maximum. This is the performance level for which the maximum award under the Plan will be paid. The maximum award under the Plan that may be awarded to any Participant for any Plan Year is limited to $5 million.

VIII.	Award Calculation

Attainment of the objectives is measured based on actual results versus approved targets. Performance above or below approved targets will be prorated up or down to the maximum or minimum levels established for each objective.

IX.	Discretionary Awards

There may be unusual situations where a manager feels that the award generated under the Plan does not properly reflect the contribution of the Participant who is a Key Management Employee. In this situation, the Participant’s immediate manager has the right to recommend an upward adjustment of up to 25% or a downward adjustment of up to 100% of the Participant’s target award. No upward adjustment will not be permitted with respect to a Participant who is a Covered Employee.

X.	Individual Objectives

A Participant’s immediate manager may recommend individual objectives as part of the Participant’s performance criteria under the Plan. The use of individual objectives is subject to the following requirements:

(1)           The manager must specify the weighting of the individual objectives in the overall target award, not to exceed  30% of the total award.

(2)           Individual objectives must be specifically identified and must be quantifiable in terms of both the targeted achievement and the time frame in which the objective is to be completed.

(3)           The portion of the award generated from individual objectives may be adjusted up or down based on the manager’s assessment of the Participant’s results.
Notwithstanding the foregoing, no upward adjustment shall be permitted with respect to a Participant who is a Covered Employee.

XI.	Alternative Calculations

The nature and scope of the Company’s operations are such that at times unanticipated economic and market conditions may render pre-established financial objectives not meaningful in any given Plan Year. If, in the opinion of the Committee, such circumstances should arise, the Committee may make awards based on its discretion, taking into account such factors as market conditions and peer performance. Notwithstanding the foregoing, this alternative award calculation will not be applicable to a Participant who is a Covered Employee.

XII.	Modifications

If, during a Plan Year, there has occurred or should occur, in the opinion of the Company, a significant beneficial or adverse change in economic conditions, the indicators of growth or recession in the Company’s business segments, the nature of the operations of the Company, or applicable laws, regulations or accounting practices, or other matters which were not anticipated by the Company when it approved Company and division objectives for the Plan Year and which, in the Company’s judgment, had or have or are expected to have a substantial positive or negative effect on the performance of the Company as a whole, the Committee may modify or revise the performance objectives for the Plan Year in such manner as it may deem appropriate in its sole judgment. By way of illustration, and not limitation, such significant changes might result from sales of assets, or mergers, acquisitions, divestitures, or spin-offs. Notwithstanding the foregoing, with respect to any Covered Employee, any such modification of performance objectives will be performed in a manner consistent with requirements for qualified performance‑based compensation under Section 162(m).

XIII.	Payment

The level of achievement of goals under the Plan for a Plan Year must be certified in writing and approved by the Committee following the close of the Plan Year. Except as otherwise expressly required by law, employees voluntarily terminating or terminated for Cause prior to the date awards are paid for any Plan Year are not eligible for payment of any award for that Plan Year under this Plan. If the termination is due to retirement, disability or reduction in force (economic or otherwise), any award payment will be determined on the basis of awards actually paid to similarly situated employees based upon satisfaction of performance objectives, but prorated to the date of termination in the event termination occurs prior to the end of the Plan Year for which the award is paid. If the termination is due to death during the Plan Year, the award payment will be paid as soon as administratively practicable following death based on the Participant’s target award, but prorated to the date of death in the event of death. If death occurs after prior to the end of the Plan Year for which the award is paid, payment will be determined on the basis of awards actually paid to similarly situated employees based upon satisfaction of performance objectives.

As a condition of receiving an award under this Plan, each Participant agrees and acknowledges that any awards received pursuant to this Plan shall be subject to repayment to the Company in whole or in part in the event of a financial restatement or in such other circumstances as may be required by applicable law or as may be provided in any clawback policy that is adopted by the Company.

The Committee has the discretion to authorize payments in cash, common stock of the Company, or a combination thereof. Any payment in common stock of the Company will be made under the Company’s then existing stockholder approved equity compensation plan and may include, in the Committee’s discretion an upward adjustment of up to 30% of the portion of the award payable in stock. Notwithstanding the foregoing, any such upward award adjustment will not be applicable to a Participant who is a Covered Employee.

Any awards payable for a Plan Year will be paid on March 15th of the following calendar year.

XIV.	Effective Date

The Plan is effective as of January 1, 2011, subject to the approval of stockholders of the Company at the Company’s Annual Meeting of Stockholders held on May 3, 2011, or any adjournment thereof.

XV.	Section 409A

The awards provided pursuant to this Plan are intended to be short-term deferrals exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended, and the Plan will be construed and interpreted accordingly.

Item IX was amended October 16, 2014

Item X(1) was amended October 16, 2014